EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

March 7, 2023

Scandium International Mining Corp.

1390 Ione Pass Trail

Reno, NV

89523

Re:	Scandium International Mining Corp. (the “Company”)
Annual Report on Form 10K

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-179657) of Scandium International Mining Corp., of our report dated March 7, 2023 relating to the consolidated financial statements of Scandium International Mining Corp., which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Yours truly,

DAVIDSON & COMPANY LLP

Chartered Professional Accountants